Exhibit 99.1

May 3, 2017

XPERI CORPORATION ANNOUNCES CEO TRANSITION; NAMES JON KIRCHNER TO SUCCEED TOM LACEY

San Jose, Calif., (BUSINESS WIRE) – Xperi Corporation (NASDAQ: XPER) (“Xperi” or the “Company”) announced today that its Board of Directors has appointed Jon Kirchner, currently President of Xperi, as Chief Executive Officer, effective June 1, 2017. Mr. Kirchner will succeed Tom Lacey, who informed the board of his desire to retire as CEO of Xperi and from the Board of Directors. Mr. Lacey will remain with the Company as an advisor through the end of the year, with a focus on the Company’s IP licensing business.

Mr. Kirchner has extensive technology leadership experience, including almost two decades leading DTS, Inc., which was acquired by Xperi in December 2016. Under Kirchner’s leadership, DTS grew from a small startup to a leading audio technology enterprise, serving the global cinema, home, mobile and automotive markets. Mr. Kirchner assumes leadership of Xperi at a time of increasing opportunity for audio, imaging and semiconductor packaging solutions as the world moves toward ubiquitous, smart, connected devices and enhanced consumer experiences.

“Jon has an outstanding track record of business success and his experience with DTS makes him uniquely qualified to lead Xperi into the future,” said Rick Hill chairman of the Board of Directors. “Since joining Xperi through the DTS acquisition, Jon has established himself as a respected leader within our organization and is the ideal person to take Xperi forward and ensure we capitalize on the many opportunities that lay ahead for our business.”

“Xperi is in a unique position to deliver integrated solutions that enable a transformative consumer experience through the continued innovation of sight, sound and packaging solutions,” said Kirchner. “The combination of an exciting opportunity on the product and technology side of the business, coupled with the incredible strength of our team, track record and asset portfolio on the IP licensing side, is a fantastic foundation upon which to build a great future. I am thrilled to have the opportunity to lead such a talented global team.”

Commenting on Mr. Lacey’s departure, Mr. Hill said: “Tom has made an immense contribution to Xperi. He joined the Company during a difficult time and successfully transformed the business, strengthening its core as an IP licensor and further expanding its scope to include a product, technology and customer-focused business. The board and I wish to thank him for his many contributions to the company and sincerely wish him the best in his next chapter.”

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s CEO transition and business opportunities. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of the Company; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductors and products utilizing our audio and imaging technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies due to high concentration in applicable markets for such technologies; the impact of competing technologies on the demand for the Company’s technologies; failure to realize the anticipated benefits of the Company’s recent acquisition of DTS, Inc., including as a result of integrating the business of DTS; pricing trends, including the Company’s ability to achieve economies of scale; the expected amount and timing of cost savings and operating synergies; and other developments in the markets in which the Company operates, as well as management’s response to any of the aforementioned factors. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in the Company’s recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with the Securities and Exchange Commission (the “SEC”). The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statements made or incorporated by reference herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except to the extent required by applicable law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Xperi Corporation

Xperi Corporation (Nasdaq: XPER) and its wholly owned subsidiaries, DTS, FotoNation, Invensas and Tessera, are dedicated to creating innovative technology solutions that enable extraordinary experiences for people around the world. Xperi’s solutions are licensed by hundreds of leading global partners and have shipped in billions of products in areas including premium audio, broadcast, computational imaging, computer vision, mobile computing and communications, memory, data storage, and 3D semiconductor interconnect and packaging. For more information, please call +1 408-321-6000 or visit www.xperi.com.

Investor Relations Contact:

Xperi Corporation

Geri Weinfeld, +1 818-436-1231

geri.weinfeld@xperi.com

or

Public Relations Contact:

Xperi Corporation

Jordan Miller, +1 818-436-1082

jordan.miller@xperi.com